EXHIBIT 10.5

                                     [LOGO]

May 4, 2005

To: JRT Associates

From: Paul S. Lipschutz


      RE: Consulting Agreement

This letter is an addendum to our agreement dated October 10, 2004.

Collectible Concepts Group, Inc. hereby agrees that because of the services provided by Mr. Theismann in attaining the NFL license for CCGI, we will also pay 5% (five percent) of sales (as defined by the previous agreement and on the terms of the previous agreement) for Major League Baseball (upon completion of license) sales made by CCGI.

Additionally, we will issue options for an additional 3 million shares at .003 (3 mills) good for 3 years from the date of this addendum.

/s/ Paul S. Lipschutz
----------------------
President